Exhibit 5.1(b)

GRACIN & MARLOW, LLP The Chrysler Building 405 Lexington Avenue, 26th Floor New York, New York 10174 Telephone (212) 907-6457 Facsimile: (212) 208-4657

October 10, 2018

The Board of Directors

Synthetic Biologics, Inc.

2605 Medical center Drive Suite 270

Rockville, MD 20850

Re:	Synthetic Biologics, Inc.—Registration Statement on Form S-1 (File No. 333-227400)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the registration by Synthetic Biologics, Inc., a Nevada corporation (the “Company”), of up to $101,200,000 of securities of the Company that may be sold pursuant to a Registration Statement on Form S-1 (File No. 333-227400) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the public offering of (i) Class A Units (the “Class A Units”), with each Class A Unit consisting of one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and one warrant to purchase one share of Common Stock (the “Warrants”); (ii) Class B Units (the “Class B Units”, and collectively with the Class A Units, the “Units”), with each Class B Unit consisting of one share of Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Convertible Preferred Stock”), together with the equivalent number of Warrants as would have been issued to such purchaser if they had purchased Class A Units based on the public offering price for the Class A Units; (iii) shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock (the “Conversion Shares”) as set forth in the Certificate of Designation for the Series B Convertible Preferred Stock, the form of which is filed as an exhibit to the Registration Statement; and (iv) shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) ((i) through (iv) are collectively referred to herein as, the “Securities”). The Securities are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and between the Company and A.G.P., as representative of the several underwriters listed in the Underwriting Agreement, the form of which Underwriting Agreement is filed as an exhibit to the Registration Statement. The Securities are to be offered and sold in the manner described in the Registration Statement and the related prospectus included therein (the “Prospectus”).

In connection with this opinion, we have examined and relied upon (i) the Registration Statement; (ii) the Prospectus; (iii) the Underwriting Agreement; (iv) the Warrants; (v) the Company’s Articles of Incorporation, as amended; (vi) the Certificate of Designation of the Series B Convertible Preferred Stock; (vii) the Company’s Amended and Restated Bylaws, as currently in effect; (viii) certain resolutions of the Board of Directors of the Company relating to the issuance, sale and registration of the Securities; and (ix) the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

The Board of Directors

Synthetic Biologics, Inc.

October 10, 2018

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents (other than with respect to the Company). On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) provided that the Warrants have been duly and validly authorized, and upon their issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, their terms and the Underwriting Agreement, will be valid and legally binding obligations of the Company; (ii) provided that the Class A Units have been duly and validly authorized, and upon their issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, their terms and the Underwriting Agreement, will be valid and legally binding obligations of the Company; and the Class A Units, when duly delivered by the Company against the payment of consideration therefor and as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable; and (iii) provided that the Class B Units have been duly and validly authorized, and upon their issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, their terms and the Underwriting Agreement, will be valid and legally binding obligations of the Company.

We are members of the State Bar of New York and we express no opinion as to matters governed by any laws other than the State of New York and the federal laws of the United States of America, as in effect on the date hereof.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Gracin & Marlow, LLP